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                                                                   Exhibit 10.11

                                                                      Batesville

                          MANAGEMENT SERVICES AGREEMENT

        This MANAGEMENT SERVICES AGREEMENT is made as of August 24, 1998, by and between LS POWER MANAGEMENT, LLC, a Delaware limited liability company ("Manager"), and LSP ENERGY LIMITED PARTNERSHIP, a Delaware limited partnership ("Owner").

                                    RECITALS

        WHEREAS, Owner is in the business of developing, constructing, owning and operating an electric power plant in Batesville, Mississippi (the "Facility");

        WHEREAS, Owner and BVZ Power Partners-Batesville (the "Contractor") have entered into a Turnkey Engineering, Procurement and Construction Agreement dated as of July 22, 1998, (as amended, modified or otherwise supplemented from time to time, the "Construction Contract") whereby Contractor shall design and construct the Facility;

        WHEREAS, Owner and Cogentrix Batesville Operations, LLC (the "Operator") have entered into an Operation and Maintenance Agreement [dated as of August 24, 1998 (as amended, modified or otherwise supplemented from time to time, the "Operating Agreement") whereby Operator shall operate and maintain the Facility;

        WHEREAS, Owner desires to engage Manager to manage the general business affairs of the Owner, in accordance with the terms and conditions set forth herein; and

        WHEREAS, Manager wishes to so perform such management services.

        NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, unless otherwise defined in the text, the terms set forth below shall have the following meanings:

        1.1. Agreement: This Management Services Agreement between Owner and Manager as amended, modified or otherwise supplemented from time to time.

        1.2. Credit Facilities: The senior loan financing agreements relating to the Facility entered into by Owner and the senior lenders party thereto as amended, supplemented and modified and any subsequent refinancing agreements related thereto.

        1.3. Escalation Factor: The ratio of GDP-IP August Previous Year over GDP-IP August 1998, where "GDP-IP August Previous Year" equals the published index value in August of the operating year immediately preceding the operating year


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                for which the adjustment is due, "GDP-IP August 1998" equals the published index for August 1998 and "GDP-IP" means the final published Implicit Price Deflator for Gross Domestic Product as determined quarterly and reported monthly by the Bureau of Economic Analysis of the U.S. Department of Commerce in the Publication "Survey of Current Business". In the event this index is discontinued or its basis is substantially modified, Owner and Manager shall agree on a substitute index.

        1.4. Infrastructure Use Agreement: The Infrastructure Use Agreement to be entered into among the Mississippi Department of Economic and Community Development, the Mississippi Business Finance Corporation, the Mississippi Major Economic Impact Authority, Panola County, Mississippi, the City of Batesville, the Panola Partnership, a Mississippi corporation, the Industrial Development Authority of the Second Judicial District of Panola County, Mississippi, and the Owner.

        1.5. Management Account(s): Any bank account(s) opened by Manager at the direction of and on behalf of Owner with a licensed financial institution on which Manager will be permitted to draw checks in payment of Management Expenses.

        1.6. Management Expenses: The reasonable and necessary direct out-of-pocket expenses incurred by Manager on Owner's behalf in performance of the Services, including, but not limited to, usual and customary costs of managing the business affairs of the Owner as herein set forth. Such expenses shall not include any costs or expenses owed by Owner to any third party unless and to the extent the Manager shall have paid or satisfied such costs or expenses from its own funds. Management expenses shall generally include the cost of supplies required by Manager, travel, lodging, subsistence of Management Personnel incurred in connection with the performance of services and fees for independent contractors that are hired by Manager, with the approval of Owner, to assist it in performing the Services hereunder. Management Expenses shall not include the Management Fee or Reimbursable Management Costs or any other amounts in the nature of overhead or general and administrative expenses of Manager.

        1.7. Management Fee: The fixed compensation to be paid by Owner to Manager for the performance of the Services in accordance with
                Section 9 of this Agreement.

        1.8. Management Personnel: The personnel employed by Manager to perform the Services, provided, that such personnel are not also compensated by Owner to perform the same or similar services for Owner. Management Personnel may be employed on a full-time, flexi-time or part-time basis. In no event shall Management Personnel include Mikhail Segal.


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        1.9.    Notice: A written communication delivered personally or sent by registered mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

               Owner:        LS Power Energy Limited Partnership
                             c/o LS Power, LLC
                             Two Tower Center, 10th Floor
                             East Brunswick, NJ 08816
                             Attn: General Counsel

               Manager:      LS Power Management, LLC
                             c/o LS Power, LLC
                             Two Tower Center, 10th Floor
                             East Brunswick, NJ 08816

                or to such other address as shall be furnished by Notice from time to time by any party hereto. Such Notice shall be deemed to have been given as of the date personally delivered or on the third day after being so mailed or sent by nationally recognized courier unless otherwise specified herein.

        1.10. Notice to Proceed: The written Notice to Proceed issued by Owner to Contractor under the Construction Contract.

        1.11. Partnership Agreement: Amended and Restated Limited Partnership Agreement of Owner dated as of August 24, 1998.

        1.12. Power Purchase Agreements: (i) the Power Purchase Agreement dated as of May 18, 1998, as modified by the First Amendment to the Power Purchase Agreement dated as of July 22, 1998 and the Second Amendment to the Power Purchase Agreement dated as of August 11, 1998, by and between Owner and Virginia Electric and Power Company, as amended, modified or otherwise supplemented from time to time, (ii) the Power Purchase Agreement dated as of May 21, 1998, as modified by the letter agreement dated as of July 16, 1998 among Owner, Aquila Power Corporation and Utilicorp United Inc., as amended, modified or otherwise supplemented from time to time and (iii) any other agreement for the sale of all or a portion of the net electric capacity and generation from the Facility entered into by Owner from time to time.

        1.12.1. Prudent Utility Practice: At any given time, any of the practices, methods and acts generally engaged in or approved by the electric power generation industry at the time the decision was made to utilize such practices, methods or acts or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time when the decision was made, would have reasonably been expected to accomplish the desired result at a reasonable cost consistent with reasonable reliability, safety, expedition and


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                protection of the environment, but in any event a "Prudent
                Utility Practice" shall comply with the requirements of the Power Purchase Agreements and the Operating Agreement. "Prudent Utility Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties, engineering and operating considerations, and the requirements of governmental authorities and the requirements of all material documents relating to the Services to be rendered hereunder to which Owner is party.

        1.13. Reimbursable Management Costs: The properly allocable portion of annual direct salaries of Management Personnel, which costs shall be based upon actual payrolls (showing the time expended by employees in providing services under this Agreement), costs of holidays, taxes, fringe benefits, vacations and other statutory contributions (including, but not limited to, workers' compensation insurance) as a percentage allowance, an allocation for overhead pertaining to Management Personnel, relocation expenses, travel and transportation and other expenses which are reasonable and necessary for the management of the business affairs of Owner. Reimbursable Management Costs shall be consistent with (a) the levels of staffing set forth in Appendix A, together with other employees who may be added from time to time on an "as needed" basis in respect of particular or discrete matters and (b) levels of compensation, benefits and expense reimbursement applicable in arms-length employment arrangements in the independent power industry for employees of similar stature, seniority and experience. Reimbursable Management Costs shall not include the Management Fee or Management Expenses.

        1.14. Services: All of the management services to be provided by Manager pursuant to this Agreement.

2. Engagement of Manager. Owner hereby engages Manager to perform the Services with such powers, authorities and duties as are specified in this Agreement. Manager shall act at all times pursuant to and under the specific control and direction of the general partner of the Owner. Manager agrees to act as Manager under the terms and conditions, and for the period specified herein.

3. Management Services. Manager shall perform certain tasks related to managing the business affairs of the Owner in accordance with Prudent Utility Practice and in all cases standards at least as high as those Manager would employ for the management of its own business affairs. Such Services shall include, but not be limited to, the following:


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        3.1.    Perform all bookkeeping and other handling of financial matters for Owner.

        3.2. Perform all accounting tasks necessary to maintain accurate financial records of the business of Owner in accordance with generally accepted accounting principles, including, but not limited to, the obligations required under Article V of the Partnership Agreement.

        3.3. In connection with an independent public accounting firm, prepare and file all necessary tax returns for Owner.

        3.4. Prepare and submit all filings of any nature which are required to be made by Owner under any laws, regulations, ordinances or otherwise applicable to Owner or the Facility.

        3.5. Cause to be procured and maintained all governmental approvals of any nature required for Owner to carry out its business affairs, including, but not limited to, any permits required for the operation of the Facility (excluding any such approvals which are expressly the responsibility of a third party (other than Owner) under any documents relating to the Facility).

        3.6. Engage and supervise such independent contractors as Manager may deem necessary and Owner shall approve in advance in writing for assisting in the performance of the Services.

        3.7. Purchase any materials, supplies and equipment necessary for the performance of the Services.

        3.8. Keep accurate records of all business transactions entered into by Manager in connection with the Services.

        3.9. Procure and maintain all insurance required to be maintained by Owner (but not the Contractor or Operator) pursuant to the Power Purchase Agreement, the Construction Contract, the Operating Agreement, or any agreement providing financing for the Facility and all insurance required to be maintained by the Manager pursuant to Section 15 of this Agreement.

        3.10. Supervise and monitor Owner's and each counterparty's compliance with, and, to the extent within its control, ensure Owner's compliance with, the terms and conditions of all contracts under which Owner has any obligations or rights (except this Agreement), including, but not limited to, the Construction Contract, the Operating Agreement, the Credit Facilities, any other agreement providing for financing of the Facility and the Power Purchase Agreements.

        3.11. Manager shall provide Owner with identifiable office space at Manager's principal place of business in East Brunswick, New Jersey.


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        3.12.   Prepare, or cause to be prepared, all documents required to be submitted pursuant to the Credit Facilities.

        3.13.   Do any and all other activities as directed in writing by Owner.

4. Term. The Manager's services under this Agreement shall commence on the date of the delivery of the Notice to Proceed and shall extend for the period ending on the twenty seventh (27th) anniversary of the Commencement Date (as defined in the Operating Agreement), subject to the provisions of Section 14. Such Notice shall be delivered contemporaneously with the Notice to Proceed under the Construction Contract.

5.      Manager's Covenants.

        5.1. Manager shall perform the Services in a proper and businesslike manner in accordance with Prudent Utility Practice.

        5.2. Manager shall, at all times, perform the Services in accordance with the terms of this Agreement, the requirements of the Credit Facilities, all Project Documents (as defined pursuant to the Credit Facilities documentation) relating to the Facility and in compliance with instructions provided by Owner.

        5.3. Manager shall comply in all material respects with all applicable federal, state, and local laws, rules and regulations in the performance of the Services.

        5.4. Manager shall take such action as may be necessary or appropriate to ensure that the business of the Owner relating to the Facility is conducted in accordance with all applicable material federal, state and local laws, rules and regulations and permits, including environmental laws, as well as all contracts under which Owner has any rights or material obligations, including but not limited to, the Power Purchase Agreements, the Construction Contract, the Operating Agreement, the Credit Facilities, and any other material agreement providing for financing of the Facility.

        5.5. The Manager shall perform, as and to the extent requested by Owner, the Owner's obligations under the Infrastructure Use Agreement.

6.      Owner's Covenants.

        6.1. Owner shall, upon Manager's reasonable request, promptly provide to any third party any necessary evidence of Manager's authority to act pursuant to this Agreement.

        6.2. Owner shall fund the Management Account in amounts sufficient to permit Manager to make the payments and transfers contemplated by this Agreement.


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7.      Authority to Contract.

        7.1. Manager shall, subject to the following limitations, be authorized to enter into contracts and amendments to contracts on behalf of Owner which contracts are necessary for the performance of the Services; provided (i) any such contract or amendment, as the case may be, shall be in writing and in the name of Owner; (ii) any such contract or amendment, as the case may be, shall be approved in advance by Owner in writing; (iii) any necessary consents under, or conditions specified in, Owner's financing and project documents relative to the execution by Owner of such contract or amendment, as the case may be, shall have been obtained and satisfied; and (iv) a true copy of each such contract shall be maintained by Manager.

8. Negative Covenants of Manager. Manager shall not, without prior written authorization from Owner, do or perform any of the following:

        8.1. Borrow or lend money on behalf of Owner or create any lien or encumbrance on the Facility.

        8.2. Do any act or fail to take any action which, if performed or omitted by Owner, would be a breach of any agreement in any material respect relating to the business of the Owner.

        8.3. Retain the services of any attorney, or certified public accountant on behalf of Owner, without Owner's prior written consent.

        8.4. Make any relinquishment of its rights as Manager or appoint any sub-manager.

        8.5. Pay any amounts in excess of One Thousand Dollars ($1,000.00) in the settlement of any claim for injury or death of persons or for loss of or damage to property.

        8.6. Sell, hypothecate, mortgage or otherwise encumber or dispose of any property of Owner.

9.      Payments to Manager.

        9.1.    During the term of this Agreement, Owner shall pay to Manager
                (i) monthly, its Management Expenses and the Reimbursable Management Costs incurred by Manager during the preceding month in accordance with the Management Budget and (ii) monthly, beginning on the date of the Notice to Proceed, a Management Fee in the amount of Thirty Three Thousand Three Hundred Thirty-three Dollars and Thirty-three Cents ($33,333.33) during the operation of the Facility, each such amount expressed in 1998 United States dollars; provided, that if the Commencement Date (as defined in the Operating Agreement) shall not have occurred on or prior to the Scheduled


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                Commencement Date (as defined in the Operating Agreement), no
                Management Fee shall be payable for the period commencing on the Scheduled Commencement Date and ending on the Commencement Date. Such fee shall compensate Manager for the time expended by the executive officers of Manager while performing the Services. Late payments shall incur interest at a rate equal to 1% per month. The aforementioned Management Fee shall be escalated each year at a rate equivalent to the Escalation Factor.

        9.2 Manager shall submit a statement to Owner at the end of each month itemizing the Management Expenses and Reimbursable Management Costs incurred by Manager during the preceding month, together with any invoices, bills of sale or other appropriate documentation evidencing the payment due. Manager shall provide such additional documentation evidencing the payment due as Owner shall reasonably request.

10.     Management Budgets.

        10.1. A written estimate of Management Expenses and Reimbursable Management Costs, including a schedule of the costs of management personnel (the "Management Budget") for the period ending December 31, 1998 is attached hereto as Appendix B. Manager shall prepare and submit to Owner for its review and approval on or before October 1 of each year during the term of this Agreement, commencing with October 1, 1998, a Management Budget for the following year. Owner shall approve such Management Budget or shall promptly provide Manager with comments on such Management Budget. Manager shall promptly incorporate or jointly with Owner resolve such comments. Owner's right to approve the Management Budget shall not operate to relieve Manager of its obligations under this Agreement; provided however, that Manager shall not be obligated to undertake any activity or provide any service which is to be paid for by Owner hereunder and which is not provided for in the Management Budget or otherwise authorized for payment by Owner. In the event of any dispute over the Management Budget applicable to any year which is not resolved prior to the commencement of such year, then until resolution of such dispute the Management Budget applicable to such year shall be the prior year's Management Budget escalated by the lesser of (i) the percentage increase in GDP-IP from January 1 to December 31 of the prior year or (ii) the additional incremental amount that has been requested for the Management Budget for each year over the past year by Manager.

        10.2. Manager shall provide its Services to Owner as defined herein each year within the Management Budget. Should Manager determine that the monthly Management Expenses or Reimbursable Management Costs may exceed the amount for any month set forth in the Management Budget, Manager shall notify


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                Owner within ten (10) days of such determination and shall follow Owner's instructions regarding future expenditures on Owner's behalf.

11. Employment Relations. Manager shall have sole and exclusive control over Management Personnel. Manager shall pay all wages, benefits, withholding taxes and insurance relating to such employment.

12. Supplies. All supplies purchased for performance of the Services shall be the sole property of Owner and purchased as such on behalf of Owner by Manager.

13. Audit and Records. Manager shall, upon request, furnish to Owner invoices and other documents and records substantiating all Management Expenses and Reimbursable Management Costs billed to or paid by Manager on behalf of Owner under this Agreement. The Owner shall have the right, at Owner's expense, upon reasonable prior notice, to audit the records of Manager relating to the Manager's obligations under this Agreement.

14.     Termination.

        14.1. Each party shall have the right to terminate this Agreement in the event the other party materially breaches any obligation hereunder and, in the case of obligations which are not curable through the payment of money, fails to cure such a breach or take reasonable steps toward curing said breach within thirty
                (30) days of receiving Notice thereof except that (i) failure by Owner to pay any disputed amount shall not constitute a breach of Owner's obligations hereunder (provided that any such disputed amounts not paid shall be placed by Owner into an interest-bearing escrow account which provides for payment of such amounts to Owner or Manager, as the case may be, upon resolution of the dispute) and (ii) no cure period shall apply to wilful defaults.

        14.2. Manager shall have the right to terminate this Agreement for its convenience after the first ten (10) years following completion of construction of the Facility. Manager shall give Notice of its intent to so terminate at least nine (9) months in advance of the date of termination.

        14.3.   Owner, in addition to its other termination rights under this
                Section 14, shall have the right to terminate this Agreement forthwith upon the occurrence of an Event of Default (as defined below).

        14.4. Following the reduction of the aggregate direct or indirect ownership interests of the Manager and its Affiliates in the Partnership to a percentage less than or equal to 10% of the total aggregate ownership interests thereof (other than due to a foreclosure on Manager's or its Affiliates' interest in Owner or the Facility), Owner shall, upon thirty (30) days written notice thereof, be entitled to terminate this Agreement without penalty, provided that for 12 months after the effectiveness of any such termination, Owner shall be obligated to pay, and


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                Manager shall be entitled to receive, the Management Fee that would have been payable to Manager had this Agreement remained in effect. Manager acknowledges that payment of such Management Fees shall be subordinate to Owner's debt service payments under the Credit Facilities.

15. Insurance. Manager shall, at Manager's expense, provide a fidelity bond covering all Management Personnel who shall have authority to handle any funds of the Owner.

16.     Events of Default.

        16.1. Manager shall fail to perform or observe in any material respect any term, covenant or agreement contained in this Agreement on its part to be performed or observed and, in the case of obligations which are not curable through the payment of money, such failure shall remain unremedied for 45 days (or such other period as is specified in this Agreement) during which time Manager shall be engaged in reasonably diligent efforts to cure (except that no cure period shall apply to willful defaults).

        16.2. There shall be a Bankruptcy of Manager; "Bankruptcy" shall mean and refer to (i) the filing of any petition by such person to commence a case under the Bankruptcy Code (title 11, U.S.C.) or any other federal, state or foreign law for the relief of debtors or the protection of creditors (any such law, a "Bankruptcy Law"), (ii) the filing of a petition by any third party with respect to such person under any Bankruptcy Law, which petition is not opposed within 120 days after filing,
                (iii) the failure or inability of such person to pay its debts as they become due (or any admission in writing by such person of any such failure or inability), (iv) the appointment of a receiver or trustee for such person or any substantial portion of the property of such person or (v) the making by such person of any general assignment for the benefit of creditors.

        16.3. There shall be an "Event of Default" under and as defined in the Credit Facilities and the lenders under the Credit Facilities shall have foreclosed on this Agreement and assumed the rights and obligations of Owner hereunder.

17.     Indemnity.

        17.1. Manager shall indemnify, hold harmless and defend Owner, any party providing senior debt financing for the Facility and any affiliate of Owner (for the purposes of this Section 17, the "Indemnitees") from and against any claims, demands, suits, proceedings, liabilities, judgments, awards, losses, damages, costs or expenses (including reasonable legal fees) ("Indemnity Claim") whatsoever in connection with or arising out of acts or omissions by Manager, whether or not brought or sought by or in favor of a governmental agency, a third party or the Indemnitee, and whether or not based on contract, tort (including negligence),


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                theory of strict contract, theory of strict liability, or
                infringement of proprietary rights, for bodily injury, sickness, death, injury to or destruction of third-party tangible property arising out of or in any manner caused or occasioned, in whole or in part, by any act, omission, error, fault or willful act or gross negligence of Manager, or anyone acting on Manager's behalf, including, without limitation, subcontractors and vendors. Notwithstanding any provision in this Agreement to the contrary, Manager's liability under this Agreement shall in no event exceed $500,000.

        17.2. Manager agrees to fully indemnify, save harmless and defend each Indemnitee from claim, liabilities, expenses (including legal fees), penalties, interest, demands and causes of action for nonpayment of amounts due subcontractors, vendors or others as a result of providing Services which amounts are payable by Manager, provided Manager has been or will be paid by Owner, to the extent Manager is entitled to receive such payment, in accordance with-the provisions of this Agreement for such Services.

        17.3. Owner shall indemnify, hold harmless and defend Manager, its affiliates and employees (for the purposes of this Section 17, the "Indemnitees") from and against any claims, demands, suits, proceedings, liabilities, judgments, awards, losses, damages, costs or expenses (including reasonable legal fees) ("Indemnity Claim") whatsoever in connection with or arising out of acts by Owner, whether or not brought or sought by or in favor of a governmental agency, a third party or the Indemnitee, and whether or not based on contract, tort (including negligence), theory of strict contract, theory of strict liability, or infringement of proprietary rights, for bodily injury, sickness, death, injury to or destruction of third-party tangible property arising out of or in any manner caused or occasioned, in whole or in part, by any act, omission, error, fault or negligence of Owner, or anyone acting on Owner's behalf (including the Manager by virtue of providing Services hereunder; provided that this indemnity shall not extend to any act, omission, error, fault or negligence of Manager that is caused or occasioned in whole or in part, by (i) any breach by Manager of this Agreement, or (ii) any gross negligence or wilful misconduct of Manager. Notwithstanding any provision in this Agreement to the contrary, Owner's liability under this Agreement shall in no event exceed $500,000.

        17.4. In the event that any Indemnitee seeking indemnification from Manager or Owner, as the case may be, pursuant to this Section 17 is found to have actively contributed to the cause of the loss for which it is seeking to be indemnified, such Indemnitee shall bear its losses and costs arising out of such claim in proportion to the degree to which it shall be found to have been negligent in causing such loss.

        17.5. The obligations of Manager and Owner referred to in this Section 17 shall be limited or reduced to the extent of the proceeds of any insurance actually


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                received (or any self-insurance retentions) by Owner or Manager, respectively, as the case may be.

        17.6. This Section 17 shall remain in full force and effect and shall survive the termination of this Agreement until the later of (i) the time during such a claim or cause of action may be brought is barred by the applicable statute of limitations or (ii) the satisfaction or payment of such claim or liability and of all expenses and charges incurred by Indemnitee relating to the enforcement of this Section.

18.     Miscellaneous Provisions.

        18.1. Governing Law. This Agreement shall be interpreted in accordance with, and governed by, substantive and procedural law of the State of New York. The parties hereby consent to the jurisdiction of the courts of the State of New York in resolving any dispute arising under or concerning this Agreement.

        18.2. Subcontracts and Assignment. This Agreement may be freely assigned by Owner at any time (including as collateral security for financing). Manager may not assign this Agreement or delegate, assign, or subcontract all, or any part of its duties under this Agreement without the express written consent of Owner.

        18.3. Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof; supersedes all prior agreements and understandings, whether oral or written, which the parties may have in connection herewith and may not be modified except by written agreement of the parties.

        18.4. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, such determination shall not affect or impair the enforceability or validity of this Agreement. Notwithstanding any provision to the contrary herein, Section
                14.4 shall survive a termination of this Agreement.

        18.5. Limitation on Liability. In no event shall Manager be liable to Owner for any consequential or incidental damages of any nature, including, but not limited to, lost profits or revenues which may arise in any manner as a result of Manager's performance of its duties hereunder, whether based upon a claim for a breach of contract or in tort. In no event shall Owner be liable to Manager for any consequential or incidental damages of any nature, including, but not limited to, lost profits or revenues which may arise in any manner as a result of Owner's performance of its duties hereunder, whether based upon a claim for a breach of contract or in tort. No recourse for the payment of any sums or the performance of any obligations hereunder, or for any claim based thereon or otherwise in respect therefor relating thereto, shall be had against any employee, incorporation, shareholder, officer or director, past, present or future, of any


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                general or limited partner or member of either of Owner or
                Manager, each in its capacity as such.

        18.6.   Dispute Resolution and Arbitration.

                (a) In the event a dispute arises between Owner and Manager regarding the application or interpretation of any provision of this Agreement and such dispute involves matters of accounting treatment, the aggrieved party shall promptly notify the other party to this Agreement of the dispute within two (2) days after such dispute arises. Manager shall immediately appoint its own third party accountant who, together with the Owner's accountant, shall choose a third accountant. Said three accountants shall jointly review such evidence as they deem necessary and shall render a decision (concurrence of two of the three accountants) on such dispute within ten (10) days. Such decision shall be binding on the Owner and the Manager.

                (b) In the event a dispute arises between Owner and Manager regarding the application or interpretation of any provision of this Agreement (other than disputes over matters referred to in Section 18.6(a)), the aggrieved party shall promptly notify the other party to this Agreement of the dispute within ten (10) days after such dispute arises. If the parties shall have failed to resolve the dispute within ten (10) days after delivery of such notice, each party, within five (5) days thereafter, nominate a senior officer of its management to meet at the Facility, or any other mutually agreed location, to resolve the dispute. Should the parties be unable to resolve the dispute to their mutual satisfaction within twenty (20) days after such nomination, each party shall have the right to pursue any legal remedies which may exist or may, with the concurrence of the other party, refer such matter for arbitration.

                (c) Except as expressly provided elsewhere in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement shall in the first instance be presented by written notice to the party against or from whom relief or corrective action is desired. Thereafter, within ten days of receipt of said notice, the receiving party shall respond in writing to the other party setting forth its position on the issue. Thereafter, without further effort to resolve the matters privately, either party may pursue its other legal remedies.

        18.7. The provisions of Section 17 and Section 18.5 hereof shall survive termination of this Agreement.

        18.8. Proprietary Information. Manager shall maintain as secret and treat as confidential all proprietary information supplied by Owner and may not disclose


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

                such information to a third party (other than to a party or parties providing financing for the Facility) without Owner's prior consent. Proprietary information shall be deemed to include any and all information on the business affairs of Owner or any partner of Owner, which is not otherwise available in public. Manager shall return to Owner any proprietary information upon Owner's request.

        18.9. The terms of this Agreement may not be modified or waived orally but only by an instrument in writing signed by the parties hereto.

        18.10. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provisions of this Agreement.

        18.11. Notwithstanding any provision of this Agreement to the contrary, any payment which is due pursuant to any provision of this Agreement on any day which is a Saturday, Sunday or legal holiday or on any day on which banking institutions in New York City are authorized or required by law to close, shall be paid on the next succeeding day.

        18.12. Each party represents and warrants to the other party that: (i) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Agreement by such party and the carrying out by such party of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership) action, and this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof, subject as to enforceability of remedies to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights generally and general principles of equity; (iii) no authorization, consent, approval or order, or notice to or registration, qualification, declaration or filing with any Governmental Authority is required for the execution, delivery and performance by such party of this Agreement or the carrying out by such party of the transactions contemplated hereby, other than regulatory and similar approvals needed with respect to the operation and maintenance of the Facility; and (iv) none of the execution, delivery and performance by such party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transaction contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation or the charter document (or partnership agreement, if applicable), as amended, supplemented, or otherwise modified, or bylaws, as amended, supplemented, or otherwise modified, of such party or any applicable order, writ, injunction, judgment or decree of any court or

                Governmental Authority against such party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

        IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers with the intent to be legally bound.

                                LS POWER MANAGEMENT, LLC

                                By:/s/ Mikhail Segal
                                    ---------------------------------
                                    Name: Mikhail Segal
                                    Title: President


                                LSP ENERGY LIMITED PARTNERSHIP

                                By:  LSP Energy, Inc.,
                                     its general partner

                                By:/s/ Frank Hardenbergh
                                    ---------------------------------
                                    Name: Frank Hardenbergh
                                    Title: Senior Vice President and Secretary

                   Appendix A to Management Services Agreement

                                Project Staffing

Number of
Persons                                                Title
-------                                                -----
     1                                           General Manager
     1                                           Project Manager
     1                                           Controller
     1                                           Administrative Assistant

Note 1: Job titles are for information only. Actual titles and duties may vary.

Note 2: Additional LS Power personnel will be available on an as-needed basis as permitted under the Management Services Agreement.

                   Appendix B to Management Services Agreement

                                Management Budget


                                [To be Attached]